Exhibit 8: Subsidiaries of Van der Moolen Holding N.V.

The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest in, our principal subsidiaries as of May 30, 2008.

Subsidiary	Country of Incorporation	Percentage Ownership and Voting Interest
VDM Trading, LLC	United States of America	100.0
VDM Capital Markets, LLC	United States of America	100.0
R&H Securities, LLC (formerly known as Robbins & Henderson, LLC)	United States of America	100.0
Van der Moolen Effecten Specialist B.V.	Netherlands	100.0
Van der Moolen Effecten Specialist B.V. Cologne Branch	Netherlands (country of residence: Germany)	100.0
Van der Moolen Effecten Specialist B.V. Zug Branch	Netherlands (country of residence: Switzerland)	100.0
Van der Moolen Derivatives, Limited (formerly known as Van der Moolen Equities, Limited)	United Kingdom	100.0
Van der Moolen Italy S.R.L.	Italy	100.0
Van der Moolen Financial Services B.V.	Netherlands	100.0
Van der Moolen Financial Services SAS	France	100.0
Van der Moolen Financial Services SAS London Branch	France (country of residence: United Kingdom)	100.0
Van der Moolen Financial Services SAS Amsterdam Branch	France (country of residence: Netherlands)	100.0
Curvalue II B.V.	Netherlands	100.0
Curvalue III B.V.	Netherlands	100.0
Curvalue III B.V. London Branch	Netherlands (country of residence: United Kingdom)	100.0
Curvalue AG	Switzerland	100.0
Cyber Trading B.V.	Netherlands	100.0
Curvalue II GmbH	Germany	100.0
Van der Moolen International Limited	United Kingdom	100.0